Exhibit (a)(6)

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED AS

7.75% SERIES B TERM PREFERRED STOCK DUE 2026

OF

EAGLE POINT CREDIT COMPANY INC.

Eagle Point Credit Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies:

1.       That a Certificate of Designation of 7.75% Series B Term Preferred Stock due 2026 of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 10, 2016, and subsequently amended on December 14, 2016.

2.       That the Board of Directors of the Corporation (the “Board of Directors,” which term as used herein shall include any duly authorized committee of the Board of Directors) at a meeting held on May 16, 2017 duly adopted a resolution authorizing and directing an increase in the number of shares of preferred stock, par value $0.001 per share, of the Corporation designated as 7.75% Series B Term Preferred Stock due 2026 from 1,840,000 shares to 2,840,000 shares in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be duly executed by its duly authorized officer as of this 13th day of July 2017.

EAGLE POINT CREDIT COMPANY INC.

By: /s/ Thomas P. Majewski

Name: Thomas P. Majewski

Title:   Chief Executive Officer